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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of Allied Waste Industries, Inc. of our report dated February 13, 2003 relating to the consolidated financial statements and financial statement schedule of Allied Waste Industries, Inc. and of our report dated March 25, 2003 relating to the consolidated financial statements and financial statement schedule of Browning-Ferris Industries, Inc., which appear in Allied Waste Industries, Inc. Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the headings "Experts", "Selected Financial Data", and "Summary Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP




Phoenix, AZ
June 19, 2003